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                                                                    EXHIBIT 99.6

                                                                October 30, 1997

                           EXCHANGE AGENT AGREEMENT
                           ------------------------



The Chase Manhattan Bank
Corporate Trust Administration
450 West 33rd Street
15th Floor
New York, New York  10001-2697

Ladies and Gentlemen:

          Terra Nova Insurance (UK) Holdings plc (the "Issuer") proposes to make an offer (the "Exchange Offer") to exchange its existing 7.2% Senior Notes due 2007 (the "Old Notes"), guaranteed fully and unconditionally by Terra Nova (Bermuda) Holdings Ltd. ("Bermuda Holdings"), for its 7.2% Senior Notes due 2007 (the "Exchange Notes"), guaranteed fully and unconditionally by Bermuda Holdings, that will be registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in the prospectus of the Issuer and Bermuda Holdings, to be dated October 30, 1997 (the "Prospectus"), relating to the Exchange Offer, which is proposed to be distributed to all registered holders of the Old Notes. The Old Notes and the Exchange Notes are collectively referred to herein as the "Senior Notes." References to the Senior Notes include the Global Receipts evidencing interests therein.

          The Issuer hereby appoints The Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

          The Exchange Offer is expected to be commenced by the Issuer and Bermuda Holdings by mail on or before October 30, 1997. The Letter of Transmittal accompanying the Prospectus (the "Letter of Transmittal") is to be used by the holders of the Old Notes to accept the Exchange Offer, and contains instructions with respect to tendering Old Notes.

          The Exchange Offer shall expire at 5:00 P.M., New York City time, on December 3, 1997 or on such later date or time to which the Issuer and Bermuda
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Holdings may extend the Exchange Offer (such date and time, the "Expiration
Date"). Subject to the terms and conditions set forth in the Prospectus, the Issuer and Bermuda Holdings expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving written notice to you before 9:00 A.M., New York City time, on the business day immediately following the previously scheduled Expiration Date and in accordance with the terms of the Letter of Transmittal.

          The Issuer and Bermuda Holdings expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer--Certain Conditions to the Exchange Offer." The Issuer and Bermuda Holdings will give oral (confirmed in writing) or written notice of any extension, amendment, termination or nonacceptance to you as promptly as practicable.

          In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth in the Letter of Transmittal or herein.

          2. You will establish an account with respect to the Old Notes at The Depository Trust Company ("DTC") for purposes of the Exchange Offer promptly after the date of the Prospectus, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into your account in accordance with DTC's procedure for such transfer.

          3. You are to examine each of the Letters of Transmittal and confirmations of book-entry transfer into your account at DTC (the "Book-Entry Confirmations") and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (a) the Letters of Transmittal and any such other documents are executed and completed in accordance with instructions set forth therein and (b) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or Book-Entry Confirmation or any other document has not been completed or executed in accordance with the instructions in the Letter of Transmittal or you are aware that some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of

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the need for fulfillment of all requirements and to take any other action as may be necessary to cause such irregularity to be corrected.

          4. With the approval of the Chairman and Managing Director, the Chief Financial Officer, or the Secretary of the Issuer, or the President and Chief Executive Officer, the Chief Financial Officer, or Secretary of Bermuda Holdings (such approval, if given orally, to be confirmed in writing), or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

          5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering Old Notes" and "The Exchange Offer--Book-Entry Transfer" and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

          Notwithstanding the provisions of this paragraph 5, Old Notes that the Chairman and Managing Director, the Chief Financial Officer, or the Secretary of the Issuer, or the President and Chief Executive Officer, the Chief Financial Officer, or Secretary of Bermuda Holdings or any other party designated by such an officer in writing shall approve as having been properly tendered (such approval, if given orally, shall be confirmed in writing) shall be considered to be properly tendered.

          6. You shall advise the Issuer and Bermuda Holdings with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

          7.   You shall accept tenders:

          (a) in cases where the Old Notes are indicated as being owned in two or more names only if the Letter of Transmittal is signed by all named holders; and

          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when satisfactory evidence of his or her authority so to act is submitted.

          You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal.

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          8.   (a)  Upon satisfaction or waiver of all of the conditions to the
Exchange Offer, the Issuer will notify you in writing of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Issuer, will exchange such Old Notes for Exchange Notes in the form, as indicated in the respective Letters of Transmittal, of a beneficial interest in a global note (the "Global Note"), and cause such Old Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Issuer by you, promptly after written notice of acceptance of such Old Notes by the Issuer, at the rate of $1,000 principal amount of Exchange Notes in the form, as indicated in the respective Letters of Transmittal, of a beneficial interest in one or more global certificates, for each $1,000 principal amount of the corresponding Old Notes tendered; provided, however, that, subject to paragraph
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5 hereof, in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of a Book-Entry Confirmation, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents.

          (b) At any time prior to the Expiration Date, the Issuer may, at its option, deliver to you the Exchange Note and Global Note Exchange Receipts (as defined in the Indenture). You agree to hold such instruments in escrow pending consummation of the Exchange Offer.

          9. Subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

          10. The Issuer and Bermuda Holdings shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Issuer and Bermuda Holdings not to exchange any Old Notes tendered shall be given (and confirmed in writing) by the Issuer and Bermuda Holdings to you.

          11. If, pursuant to the Exchange Offer, the Issuer and Bermuda Holdings do not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Certain Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer effect appropriate book-entry transfers for such unaccepted Old Notes, and return any related required documents and the Letters of Transmittal relating thereto that are in your possession to the persons who deposited them.

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          12.  You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          13.  As Exchange Agent hereunder you:

          (a) shall have no duties or obligations other than those specifically set forth herein, in the Prospectus or in the Letter of Transmittal or as may be subsequently agreed to in writing by you, the Issuer, and Bermuda Holdings;

          (b) will be regarded as making no representations and having no responsibilities (other than as set forth in (d) below with respect to reasonable reliance upon certain documents) as to the validity, sufficiency, value or genuineness of any of the Old Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (c) shall not be obligated to take any legal action hereunder that might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

          (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

          (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          (f) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Issuer;

          (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in reliance on the opinion of such counsel;

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          (h)  shall not advise any person tendering Old Notes pursuant to the
Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes; and

          (i) are, in your capacity as Exchange Agent, acting solely as agent of the Issuer and Bermuda Holding, and except where specifically provided in the Letter of Transmittal, do not assume any obligation, or relationship of agency or trust, for or with any of the owners or holders of Old Notes.

          14. You shall take such action as may from time to time be requested by the Issuer and Bermuda Holdings or their counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus), or such other forms as may be approved from time to time by the Issuer and Bermuda Holdings, to all persons requesting such documents, and shall accept and comply with telephone requests for information relating to the Exchange Offer, provided such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Issuer and Bermuda Holdings will furnish you with sufficient copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Issuer and Bermuda Holdings, Attention: Jean M. Waggett.

          15. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Jean M. Waggett of Bermuda Holdings, Mark J. Cooper of Debevoise & Plimpton, special counsel to the Issuer and Bermuda Holdings, and such other person or persons as the Issuer and Bermuda Holdings may request from time to time (at least daily and, if reasonably requested, more frequently during the week immediately preceding the Expiration
Date) up to and including the Expiration Date, as to the number and aggregate principal amount of Old Notes tendered pursuant to the Exchange Offer in exchange for a beneficial interest in the Global Note, and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Issuer, and Bermuda Holdings, Mr. Cooper and any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. You shall (a) prepare a final list of (i) the names and addresses of all persons who tendered, (ii) all persons whose tenders were accepted, (iii) the aggregate principal amount of Old Notes tendered in exchange for a beneficial interest in one or more global certificates, (iv) the aggregate principal amount of Old Notes accepted, (v) the names and addresses of all persons who did not tender, (vi) all

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persons whose tenders were not accepted, (vii) the aggregate principal amount of
Old Notes not tendered and (viii) the aggregate principal amount of Old Notes not accepted and (b) deliver such list to the Issuer and Mr. Cooper within one business day of the Expiration Date.

          16. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities, but in any event for a period of no less than 60 days after the Expiration Date, unless the Issuer and Bermuda Holdings request such documents sooner. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Issuer.

          17. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Issuer or Bermuda Holdings or any of their subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

          18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as shall be agreed upon in writing between us from time to time.

          19. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

          20. The Issuer and Bermuda Holdings covenant and agree to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided,
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however, that neither the Issuer nor Bermuda Holdings shall be liable for
-------
indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith.

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          21.  You shall arrange to comply with all applicable requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

          22. You shall deliver or cause to be delivered, as directed by the Issuer or Bermuda Holdings, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, a check in the amount of all transfer taxes so payable, but only to the extent such funds have been furnished to you by the Issuer and Bermuda Holdings. You shall promptly reimburse the Issuer and Bermuda Holdings for amounts refunded to you in respect of any payment of any such transfer taxes, at such time as such refund is received by you.

          23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          24. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

          27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

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          If to the Issuer or Bermuda Holdings:

               Terra Nova (Bermuda) Holdings Ltd.
               Richmond House
               2nd Floor
               12 Par-La-Ville Road
               Hamilton HM 08,  Bermuda
               Telephone:  (441) 292-7731
               Facsimile:  (810) 292-7572
               Attention:  Jean M. Waggett, Esq.

          with a copy to:

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York 10022
               Telephone:  (212) 909-6000
               Facsimile:  (212) 909-6836
               Attention:  Edward A. Perell, Esq.

          If to the Exchange Agent:

               The Chase Manhattan Bank
               Corporate Trust Administration
               450 West 33rd Street
               15th Floor
               New York, New York  10001
               Telephone:  (212) 946-3352
               Facsimile:  (212) 946-8177
               Attention:  David G. Safer


          28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 120 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 16 through 18 and 20 through 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Issuer any funds or property then held by you as Exchange Agent under this Agreement.

          29. This Agreement shall be binding and effective as of the date hereof.

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          Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                         TERRA NOVA INSURANCE (UK)
                                           HOLDINGS PLC

                                         By: _________________________
                                              Name:
                                              Title:

                                         TERRA NOVA (BERMUDA)
                                           HOLDINGS LTD.

                                         By: _________________________
                                              Name:
                                              Title:



Accepted as of the date
first above written:

THE CHASE MANHATTAN BANK,
  as Exchange Agent



By: _______________________________
    Name:
    Title:

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